EXHIBIT 99.1

Salix Contacts:

Adam C. Derbyshire	G. Michael Freeman
Executive Vice President	Associate Vice President, Investor Relations
and Chief Financial Officer	and Corporate Communications
919-862-1000	919-862-1000

Cosmo Contact:

Dr. Chris Tanner
CFO and Head of Investor Relations
Tel: + 0041 79 401 36 79

Salix Pharmaceuticals and Cosmo Technologies Announce Termination of

Merger Agreement

Raleigh, NC and Lainate, Italy October 2, 2014, — Salix Pharmaceuticals, Ltd. (“Salix”) (NASDAQ: SLXP) and Cosmo Pharmaceuticals S.p.A. (“Cosmo”) (SIX: COPN) today announced that they have agreed to terminate their previously-announced merger agreement pursuant to which Salix would have combined with, and become a wholly-owned subsidiary of, Cosmo Technologies Limited, a subsidiary of Cosmo. Under the terms of the termination, which is effective immediately, Salix will make a $25 million payment to Cosmo.

Carolyn Logan, President and CEO of Salix stated, “When we announced our agreement to merge with Cosmo Technologies in July we believed the combination would generate significant value for our stockholders through the addition of key products to our development pipeline and a more efficient corporate structure that would enhance our profitability. Since then, however, the changed political environment has created more uncertainty regarding the potential benefits we expected to achieve. As a result, Salix and Cosmo have mutually agreed to terminate the proposed transaction. We look forward to a continuation of our long-standing relationship with Cosmo.”

Alessandro Della Cha, CEO of Cosmo stated, “The deal with Salix showed the potential of three products of ours for US. The development path of the pipeline continued in the meantime, so this termination has no effect on value creation. Our focus is now on obtaining approval of SIC-8000 and filing Rifamycin SV and Methylene Blue NDA in the next months. While all strategic options are in our hands, we look forward to a continuation of our long-standing relationship with Salix.”

About Cosmo:

Cosmo Pharmaceuticals S.p.A. (SIX: COPN) is a specialty pharmaceutical company headquartered in Lainate, Italy. The company’s proprietary clinical development pipeline specifically addresses innovative treatments for the gastrointestinal tract, specifically inflammatory bowel diseases, colon infections and colon diagnosis, as well as selected topically treated skin disorders. Cosmo’s proprietary MMX® technology, designed to deliver active ingredients in a targeted manner in the colon, is at the core of the Company’s product pipeline and was developed from its expertise in formulating and manufacturing gastrointestinal drugs for international clients at its GMP (Good Manufacturing Practice) facilities in Lainate, Italy. Currently, Cosmo, through its appointed partners, has three products on the market and six in clinical development. For further information on Cosmo, please visit the Company’s website: www.cosmopharma.com.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license or acquire late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through Salix’s 500-member specialty sales force.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact Salix at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our filings with the SEC.

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